Exhibit 99.1

NOTICE OF REDEMPTION TO THE HOLDERS OF THE

7.875% Senior Notes due 2019

of West Corporation

(CUSIP Nos. 952355AK1/952355AJ4/U9611PAD5)*

Redemption Date: November 15, 2014

NOTICE IS HEREBY GIVEN that West Corporation, a Delaware corporation (the “Issuer”), has elected to redeem, and will redeem on November 15, 2014 (the “Redemption Date”), all of the remaining issued and outstanding 7.875% Senior Notes due 2019 (the “Notes”). The redemption price equals 103.938% of the principal amount of the Notes plus accrued and unpaid interest thereon from May 15, 2014, through, but excluding, the Redemption Date (the “Redemption Payment”). The redemption of the Notes is being effected pursuant to Section 5(c) of the Notes and Section 3.07(c) of the Indenture, dated as of November 24, 2010, as amended, supplemented or otherwise modified to date, among the Issuer, the guarantors party thereto from time to time and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

Unless the Issuer defaults in making the Redemption Payment, interest on the Notes will cease to accrue on and after the Redemption Date, and the only remaining right of the holders of the Notes after the Redemption Date shall be the right to receive payment of the Redemption Payment upon surrender to the Paying Agent identified below. Funds for the payment of the Redemption Payment retained by the Trustee, as paying agent (the “Paying Agent”), subsequent to the Redemption Date shall be held uninvested and without liability for interest thereon.

The Notes must be surrendered to the Paying Agent to collect the Redemption Payment. Payment of the Redemption Payment will be made on or after the Redemption Date upon presentation and surrender of the Notes to the Paying Agent at the following address:

The Bank of New York Mellon

Global Corporate Trust

111 Sanders Creek Pkwy

East Syracuse, NY 13057

Attention: Redemption Unit

The method of delivery of the Notes is at the election and risk of the holder surrendering the Notes and delivery will be deemed made only when actually received by the Paying Agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested.

Phone inquires may be made by calling the Issuer’s offices at (800) 232-0900.

By: West Corporation

Dated: October 16, 2014

Each holder of a Note may be subject, under certain circumstances, to backup withholding tax with respect to payment of the Redemption Payment. Such backup withholding may be applicable if such holder, among other things, fails to (i) furnish its correct taxpayer identification number, (ii) certify that it is not subject to backup withholding or (iii) otherwise comply with applicable backup withholding requirements. A holder of a Note who wishes to avoid the imposition of backup withholding tax should submit an Internal Revenue Service Form W-9 or W-8, as applicable, when surrendering a Note for redemption.

*	The CUSIP numbers are included solely for the convenience of the holders of the Notes. Neither the Trustee nor the Issuer shall be responsible for the selection or use of any of the CUSIP numbers, nor is any representation made as to their correctness or accuracy on any Note or as referred to in any redemption notice.